UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Geospace Technologies Corporation

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January 6, 2020

Dear Fellow Stockholder:

I am pleased to invite you to attend Geospace Technologies Corporation’s 2020 Annual Meeting of Stockholders. We will hold the meeting at 10:30 a.m. on February 6, 2020 at the Courtyard by Marriott Houston NW/290 Corridor, 6708 Gessner Road, Houston, Texas 77040.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2019 Annual Report. We encourage you to read these materials.

Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at www.edocumentview.com/geos.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. The cost of any solicitation of proxies will be borne by us.

The Board of Directors recommends that you vote (i) FOR the election of Class I directors, (ii) FOR the ratification of the appointment by the audit committee of the Board of Directors of RSM US LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2020, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers.

Thank you for your cooperation. The Board of Directors and I look forward to seeing you at the meeting.

Very truly yours,

Walter R. Wheeler
President and Chief Executive Officer

Geospace Technologies Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

January 6, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 6, 2020

The Annual Meeting of the Stockholders of Geospace Technologies Corporation will be held at 10:30 a.m. on February 6, 2020, at the Courtyard by Marriott Houston NW/290 Corridor, 6708 Gessner Road, Houston, Texas 77040, for the following purposes:

1.	to elect three directors to hold office as Class I directors until the 2023 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified;

2.	to ratify the appointment by the audit committee of the Board of Directors of RSM US LLP, independent public accountants, as the Company’s auditors for the fiscal year ending September 30, 2020;

3.	to vote on a non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers;

and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of Geospace Technologies Corporation common stock at the close of business on December 16, 2019 will be entitled to vote at the meeting.

By order of the Board of Directors,

/s/ Robert L. Curda

Robert L. Curda
Vice President, Chief Financial Officer & Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at www.edocumentview.com/geos.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 6, 2020

Pursuant to the Securities and Exchange Commission rules related to the Internet availability of proxy materials, the Company has made this proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy, and the Company’s 2019 Annual Report to stockholders available via the Internet at www.edocumentview.com/geos.

Geospace Technologies Corporation

PROXY STATEMENT

January 6, 2020

The Board of Directors (the “Board”) of Geospace Technologies Corporation (the “Company”) is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 10:30 a.m. on February 6, 2020, at the Courtyard by Marriott Houston NW/290 Corridor, 6708 Gessner Road, Houston, Texas 77040, and for any adjournment thereof.

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock (the “Common Stock”) at the close of business on December 16, 2019. On January 6, 2020, stockholders entitled to vote at the meeting will be able to access an electronic version of a proxy card, this proxy statement and the Company’s 2019 Annual Report at www.edocumentview.com/geos. The Company first distributed copies of these proxy materials to stockholders on or about January 6, 2020.

You may request a printed copy of these proxy materials by sending a written request to Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601, Attention: Secretary. Copies will be mailed to the requesting stockholder free of charge within three business days of the receipt of the request.

On December 16, 2019, there were 13,661,489 shares of the Company’s Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter considered at the meeting.

Your proxy card will appoint William H. Moody and Charles H. Still as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares (i) FOR the election of Class I director nominees named in this proxy statement, (ii) FOR the ratification of the appointment by the audit committee of the Board of RSM US LLP, independent public accountants, as the Company’s auditors for the fiscal year ending September 30, 2020, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The enclosed form of proxy provides a means for you to vote for the proposals listed in this proxy statement or to withhold authority to vote for proposals.

The Board expects the director nominees named in this proxy statement to be available for election. If any director nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for director nominees.

The Company is not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters not now known are properly brought by the Company before the meeting, and if you return a signed, dated proxy card, the proxy holders may vote your shares in their discretion as to those other matters.

A quorum is required to conduct business at the meeting. The holders of a majority of the outstanding shares of stock of the Company having voting power with respect to a subject matter (excluding shares held by the Company for its own account) present or represented by proxy will constitute a quorum at the meeting of shareholders for the transaction of business with respect to such subject matter. Abstentions and broker non-votes are counted as shares present for determining a quorum

Each of the three director nominees will be elected if such nominee receives the affirmative vote of the majority of the votes cast for an open directorship so long as the number of nominees for election equals the number of nominees to be elected (an “Uncontested Election”). For the purpose of an Uncontested Election, a majority of votes cast means that the number of votes “for” a nominee’s election must exceed 50% of the votes cast with respect to that nominee’s election. Votes “against” a nominee’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that nominee’s election. In order for any person to become a member of the Board, such person must agree to submit upon appointment or first election to the Board an irrevocable resignation, which resignation shall provide that it shall become effective (contingent upon acceptance of the resignation by the Board), in the event of a shareholder vote in an Uncontested Election in which that person does not receive a majority of the votes cast with respect to that person’s election as a director, at the earlier of (i) the selection of a replacement director by the Board, (ii) 180 days after certification of such shareholder vote, or (iii) acceptance by the Board. If the number of nominees for director at a meeting of shareholders exceeds the number of directors to be elected at such meeting, directors shall be elected by a plurality of the affirmative votes cast by the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors at such meeting. Abstentions and broker non-votes will not be counted to determine the total number of votes cast in the election of director nominees.

The proposals relating to the ratification of the appointment of RSM US LLP as the auditors of the Company for the 2020 fiscal year, and the resolution regarding the compensation of the Company’s named executive officers will pass if the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote “against” these proposals and broker non-votes will have no effect on the vote for these proposals.

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Representatives of Computershare Investors Services, the transfer agent and registrar for the Common Stock, will act as the inspectors of election at the meeting.

PROPOSAL I: ELECTION OF DIRECTORS

At the meeting, the stockholders will elect three Class I directors. The Board is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-year terms, with the term of one class expiring at each annual meeting of stockholders.

The directors whose terms expire at the 2020 Annual Meeting are Dr. Thomas L. Davis, Ph.D., Mr. Richard F. Miles and Mr. Walter R. Wheeler. The nominating and corporate governance committee of the Company has nominated Dr. Davis, Mr. Miles and Mr. Wheeler to serve as Class I directors for a three-year term expiring at the 2023 Annual Meeting of Stockholders. The nominating and corporate governance committee considered various criteria to evaluate the potential candidates including, without limitation, (1) independence, (2) qualification to serve on the committees of the Board, (3) experience in the seismic industry, (4) knowledge of the oil and gas industry, (5) continuing overall contributions and valuable input to the Board and its committees, and (6) a collaborative, persuasive and articulate personality. The nominating and corporate governance committee also considers such person’s diversity attributes (e.g., perspectives, professional experience, experiences derived from high-quality business, skills, background and gender) as a whole and does not necessarily attribute any greater weight to one attribute. Each candidate is considered in the context of their contribution to the Board as a whole with the objective of assembling a group that best contributes to the success of the Company and represents stockholder interests through the exercise of sound judgment, using its diversity of perspectives, skills and experiences. After discussions, the nominating and corporate governance committee determined that Dr. Davis, Mr. Miles and Mr. Wheeler satisfied the criteria considered by the nominating and corporate governance committee, and nominated Dr. Davis, Mr. Miles and Mr. Wheeler to stand for election as Class I directors on the Board of the Company.

Dr. Davis, Mr. Miles and Mr. Wheeler have been nominated by the nominating and corporate governance committee to serve as Class I directors for a three-year term expiring at the 2023 Annual Meeting of Stockholders. The directors in Class II are serving terms that expire at the 2021 Annual Meeting of Stockholders. The directors in Class III are serving terms that expire at the 2022 Annual Meeting of Stockholders. Dr. Davis, Mr. Miles, Mr. Edgar R. Giesinger, Jr., Mr. William H. Moody, Mr. Gary D. Owens, Ms. Tina M. Langtry and Mr. Charles H. Still are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules (the “NASDAQ Rules”) as currently applicable to the Company.

The Board has determined that of the persons nominated to serve as Class I directors, Dr. Davis and Mr. Miles are independent under the criteria established by the NASDAQ and, with respect to Dr. Davis’ service on the audit committee, the Securities and Exchange Commission,. No specific transactions existed that needed to be considered in determining the independence of Dr. Davis and Mr. Miles in connection with their nominations.

Information regarding the director nominees and directors whose terms will continue after the meeting follows.

Nominees for Election
Class I Directors (Terms Expiring at the 2020 Annual Meeting of Stockholders)	Age	Position	Director Since
Thomas L. Davis, Ph.D. (a)(b)(c)	72	Director	1997
Richard F. Miles (b)(c)	71	Director	2013
Walter R. Wheeler	66	President, Chief Executive Officer, Director	2015

Other Current Directors
Class II Directors (Terms Expiring at the 2021 Annual Meeting of Stockholders)
Tina M. Langtry (b)(c)	62	Director	2012
Michael J. Sheen	71	Senior Vice President and
		Chief Technical Officer, Director	1997
Charles H. Still (a)(b)(c)	77	Director	1997

Class III Directors (Terms Expiring at the 2022 Annual Meeting of Stockholders)
Edgar R. Giesinger, Jr. (a)(b)(c)	63	Director	2015
William H. Moody (a)	80	Director	2004
Gary D. Owens	72	Chairman of the Board	1997

(a)	Member of the audit committee.
(b)	Member of the compensation committee.
(c)	Member of the nominating and corporate governance committee.

Background of Nominees and Continuing Directors

Thomas L. Davis, Ph.D. became a director in connection with the Company’s initial public offering in November 1997. Dr. Davis is a Professor of Geophysics at the Colorado School of Mines, where he has worked since 1980. He has also been a coordinator of the Reservoir Characterization Project, an industry consortium of the Colorado School of Mines, since it was founded in 1985, with the objective of characterizing reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation. The Board believes that Dr. Davis’ industry specific experience and expertise and the unique perspective gained from serving as a professor at the Colorado School of Mines enable him to effectively serve as a director.

Edgar R. Giesinger, Jr. has been a director since November 2015. Mr. Giesinger retired as a managing partner from KPMG LLP on September 30, 2015. He has 35 years of accounting and finance experience working mainly with publicly traded corporations. Over the years, he has advised a number of clients in accounting and financial matters, capital raising, international expansions and in the dealings with the Securities and Exchange Commission. While working with companies in a variety of industries, his primary focus has been energy and manufacturing clients. Mr. Giesinger is a Certified Public Accountant in the State of Texas and Chairman of the Texas Tri-Cities Chapter of the National Association of Corporate Directors. He has lectured and led seminars on various topics dealing with financial risks, controls and financial reporting. Mr. Giesinger serves as director and audit committee member on the board of Solaris Oilfield Infrastructure, Inc., an NYSE listed manufacturer and provider of proppant management systems for oil and gas well sites. The Board believes that Mr. Giesinger’s extensive financial and accounting experience, including that related to the energy and manufacturing industries, enables him to effectively serve as a director.

Tina M. Langtry has been a director since April 2012. Ms. Langtry was the Manager, Discovered Resource Opportunity Evaluations and the General Manager, Global Exploration New Ventures/Business Development for ConocoPhillips from September 2002 until her retirement in January 2008. In such capacity, Ms. Langtry had exploration and appraisal responsibilities for ConocoPhillips’s global new ventures and business development organizations focused on growing ConocoPhillips’s global exploration and production business. Prior to September 2002, Ms. Langtry held various positions with Conoco, Inc., including President and Managing Director of Norske Conoco AS. Ms. Langtry is a member of the American Association of Petroleum Geologists, Society of Exploration Geophysicists and European Association of Geologist and Engineers. She has also served as the chairperson for American Petroleum Institute’s executive committee for exploration affairs. She served as a Board member of the Norwegian America Chamber of Commerce, Houston Branch and was a member of several leadership teams in ConocoPhillips. Ms. Langtry is the sole owner and member of Langtry Farms, LLC, which is a dairy and crop farm located in Northern New York. She is also a partner/member in Langbrook, Inc., which owns and operates Langbrook Meadows Golf and Country Club in Northern New York. The Board believes that Ms. Langtry’s extensive industry knowledge in oil and gas exploration and other expertise related to the oil and gas industry enable her to effectively serve as a director.

William H. Moody has been a director since July 2004. Mr. Moody served with KPMG in many capacities including managing partner, audit partner-in-charge and Securities and Exchange Commission reviewing partner until his retirement in June 1996. Mr. Moody previously served on the Board of Directors of Remote Knowledge, Inc. from November 2005 through July 2008. The Board believes that Mr. Moody’s extensive financial and accounting experience, including that related to the energy industry, enables him to effectively serve as a director.

Richard F. Miles has been a director since May 2013. Mr. Miles is the former Chief Executive Officer and a former Director of Geokinetics Inc. He held that position from August 2007 until his retirement in November of 2012. Mr. Miles also served as President of Geokinetics from August 2007 until May 2012, Chief Operating Officer from March 2007 until August 2007, and President-International Operations from September 2006 until March 2007 following Geokinetics’ acquisition of Grant Geophysical Inc. Mr. Miles served as Director, President and Chief Executive Officer of Grant Geophysical from January 2001 until September 2006. From 1990 to 2000, he was President and Chief Executive Officer of Syntron Inc., a unit of Tech-Sym Corporation. Prior to that, he held various executive positions of increasing responsibility with Geosource Marine Inc. and Geophysical Services Inc. Mr. Miles has over 50 years of international experience in the seismic industry both operationally and in manufacturing. Mr. Miles has served on the Board of Directors of three other public companies as well as several non-profit boards including the International Association of Geophysical Contractors from 1992 – 2007, where he served as Chairman from 1997 –1998. Mr. Miles has an MBA from Southern Methodist University. The Board believes that Mr. Miles’ extensive history and depth of understanding in the seismic industry enables him to effectively serve as a director. Additional information regarding Mr. Miles can be found below under “Certain Relationships and Related Transactions – Transactions involving Richard F. Miles.”

Gary D. Owens has been a director and Chairman of the Board since 1997. Mr. Owens joined the Company as President and Chief Executive Officer in 1997. He held those positions until his retirement in December 2013. From October 1993 until May 1997, Mr. Owens was the President and Chief Executive Officer of Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Owens had held other positions at Input/Output, Inc. beginning in 1977. He has approximately 43 years of experience in the seismic industry. The Board believes that Mr. Owens’ depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Michael J. Sheen joined the Company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with the Company’s initial public offering in November 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. beginning in 1991 and had held other positions at Input/Output, Inc. starting in 1977. The Board believes that Mr. Sheen’s depth of understanding of the Company’s operations and strategy, his extensive employment experience with the Company and his significant industry specific experience enable him to effectively serve as a director.

Charles H. Still became a director in connection with the Company’s initial public offering in November 1997. Mr. Still was appointed lead director in February 2015. He was Secretary of the Company, serving in a non-executive capacity, from the Company’s formation in September 1994 until February 2009 and was Secretary of various affiliates and predecessors of the Company since 1980. He was a partner in the law firm of Fulbright & Jaworski LLP from 1975 until 2008. As of January 1, 2008, Mr. Still retired as a partner of that firm and became Of Counsel. In 2008, Mr. Still left Fulbright & Jaworski LLP and became a partner in the law firm of Kelly Hart & Hallman LLP. He retired as a partner of that firm on December 31, 2010 and returned to Fulbright & Jaworski LLP as Of Counsel. Mr. Still retired from his position as Of Counsel in January 2014. Mr. Still also served on the Board of Directors of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P., from August 2010 until October 2014. He has utilized his Bachelor of Business Administration degree in accounting and his legal acumen to provide approximately 48 years of business, finance and SEC counsel to clients. The Board believes that Mr. Still’s extensive legal and financial background and board and corporate governance experience enable him to effectively serve as a director.

Walter R. Wheeler has been a director since November 2015. Mr. Wheeler became the Company’s President and Chief Executive Officer in January 2014. He served as the Company’s Executive Vice President and Chief Operating Officer from 2012 until December 31, 2013. He had been a design engineer with the Company since 1997. Prior to 1997, Mr. Wheeler worked for 13 years as a design engineer at Input/Output, Inc. Mr. Wheeler received his Bachelor of Science degree in Electrical Engineering from Rice University. The Board believes that Mr. Wheeler’s depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Nominations to the Board

The nominating and corporate governance committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, for making recommendations for nominations to fill vacancies on the Board, and for selecting the nominees for election by the Company’s stockholders at each annual meeting. The nominating and corporate governance committee has not established specific minimum age, education, experience or skill requirements for potential directors. The nominating and corporate governance committee has taken into account all factors it has considered appropriate in fulfilling its responsibilities to identify and recommend individuals as director nominees. Those factors have included, without limitation, the following:

•

an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity and character;

•	the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•

regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his or her overall contributions to the Board and the Company.

The nominating and corporate governance committee has utilized a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, stockholders or other persons. Candidates have been evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year.

The nominating and corporate governance committee will consider qualified nominees recommended by stockholders. Stockholders desiring to make such recommendations should submit such recommendations to the Corporate Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. The nominating and corporate governance committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

Committees of the Board and Meeting Attendance

During fiscal year 2019, the Board met eight times, and each director attended, in person or by telephone, at least 75% of the meetings held by the Board and by the committees on which the director served. Directors receive the director compensation payments set forth below irrespective of meeting attendance, and the Company does not have a formal policy with regard to Board members’ attendance at annual meetings of security holders. All members of the Board at the time of the Company’s 2019 Annual Meeting attended such meeting.

The Board has a standing audit committee, compensation committee and nominating and corporate governance committee.

Audit Committee. The audit committee is charged with, among other tasks, recommending to the entire Board the engagement and discharge of independent auditors of the financial statements of the Company, reviewing and pre-approving the professional services provided by its independent auditor, reviewing the independence of its independent auditor, reviewing with the auditors their plan and results of the auditing engagement, considering the range of fees for the independent auditor’s audit and non-audit services, reviewing the Company’s system of internal accounting controls, establishing and reviewing related party transaction policies, reviewing and approving related party transactions, and reviewing and reassessing the adequacy of its charter on an annual basis. The audit committee met five times during the fiscal year ended September 30, 2019. The audit committee’s report for the fiscal year 2019 appears below in this proxy statement. The Board of the Company has made a determination that Mr. Moody, Mr. Still, Dr. Davis and Mr. Giesinger, members of its audit committee, each of whom are independent under Rule 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market Rules and satisfy the SEC’s independence requirements for audit committee service and that Mr. Moody, Mr. Still and Mr. Giesinger are financial experts. Mr. Moody, Mr. Still, Dr. Davis and Mr. Giesinger’s backgrounds are described above under “Background of Nominees and Continuing Directors.” The charter for the audit committee may be accessed electronically under the “Investor Relations – Corporate Governance” section of the Company’s website at www.geospace.com.

Compensation Committee. The compensation committee oversees the Company’s compensation programs and is charged with the review and approval of its general compensation strategies and objectives and the annual compensation decisions relating to its executives. The compensation committee responsibilities also include reviewing and approving employment agreements, severance agreements and any special supplemental benefits applicable to executives; assuring that the Company’s incentive compensation program, including the annual and long-term incentive programs, are administered in a manner consistent with the Company’s compensation policy; approving and/or recommending to the Board new incentive compensation programs and equity-based compensation programs; reviewing the Company’s employee benefit programs; recommending for approval all changes to compensation plans that may be subject to the approval of the Company’s stockholders or the Board; and retaining compensation consultants and other experts. The compensation committee also reviews the outcome of the stockholder advisory vote on executive compensation. The compensation committee may delegate its authority to subcommittees. All members of the compensation committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules as currently applicable to the Company. The compensation committee charter may be accessed electronically under the “About – Corporate Governance” section of the Company’s website at www.geospace.com. The compensation committee met five times during the fiscal year ended September 30, 2019.

For more information pertaining to the Company’s compensation policies and practices, please read the “Overview of Company Executive Compensation Program” section of this proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is charged with, among other things, identifying and recommending nominees for election to the Company’s Board at annual meetings and filling vacancies on the Company’s Board, recommending nominees for appointment to the Company’s committees, annually reviewing the overall effectiveness of the organization of the Board and the committees thereof, developing and maintaining qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and annually reviewing the directors, its own performance and its charter. The nominating and corporate governance committee will consider nominees recommended by stockholders. With respect to procedures that must be followed in order for nominations from stockholders to be considered, see “Nominations to the Board” above. All of the members of the nominating and corporate governance committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules as currently applicable to the Company. The charter for the nominating and corporate governance committee may be accessed electronically under the “About – Corporate Governance” section of the Company’s website at www.geospace.com. The nominating and corporate governance committee met four times during the fiscal year ended September 30, 2019.

Board Leadership Structure and Role in Risk Oversight

Mr. Owens serves as the Company’s Chairman of the Board. Mr. Owens was the Company’s previous President and Chief Executive Officer from 1997 until his retirement in December 2013. The Company has not established a written position description for our Chairman of the Board. A primary function of that position is to set the agenda for and lead meetings of the Company’s Board. The Board believes that the Company will benefit from Mr. Owens’ continued services as a director and as Chairman of the Board given his extensive experience with the Company’s operations.

In February 2015, the Board created a Lead Independent Director position and elected Mr. Still to serve for a three-year term. In this position, Mr. Still presides over meetings of the Board when the Chairman is not present, leads at least two meetings per year of the Board’s independent directors, serves as liaison between the Chairman, the Chief Executive Officer and the Board, and approves Board information, agendas and schedules. The Lead Independent Director also participates in the selection of committee members and committee chairs, stockholder communications, and the recommendation of advisors and consultants to the Board. Under the direction of Mr. Still, the independent directors met two times during the fiscal year ended September 30, 2019. In November 2017, after review of Mr. Still’s achievements during his tenure as Lead Independent Director, the Board elected Mr. Still for another three-year term. The Company believes that the Lead Independent Director position strikes an appropriate balance between Mr. Owens’ significant executive, customer, and industry knowledge in his position as Chairman and the Board’s fiduciary duties to stockholders.

As a governance best practice, all members of the Audit, Compensation, and Nominating and Corporate Governance committees are independent. The Board has established processes for the effective oversight of critical issues charged to independent Directors such as the integrity of our financial statements, senior executive compensation, succession planning, election of the Lead Independent Director, membership of independent Board committees, evaluations of the Board, committee and Directors, and nominations for Directors.

The Company further believes that separation of the Chairman and executive officer roles allows Mr. Wheeler to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of the Chairman. The Board has an active role in evaluating the Company’s risk management in its ongoing business by regularly reviewing information presented by management regarding the Company’s business and operations risks and monitoring risk areas through Board reports and related discussions at Board meetings. The Board also reviews and approves the Company’s operating and capital budgets on an annual basis. The committees of the Board include an audit committee, which oversees accounting and financial issues and risks, a compensation committee, which reviews leadership performance and compensation, and a nominating and corporate governance committee, which assesses Board performance and corporate governance issues.

Compensation of Directors

The following table summarizes compensation paid to each non-employee director during the fiscal year ended September 30, 2019. For details of compensation paid to Messrs. Wheeler and Sheen, please see “Summary Compensation Table.”

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Gary D. Owens	83,500	28,900	—	112,400
Charles H. Still	81,250	28,900	—	110,150
William H. Moody	81,250	28,900	—	110,150
Richard F. Miles	81,250	28,900	—	110,150
Tina M. Langtry	81,250	28,900	—	110,150
Thomas L. Davis, Ph.D.	72,250	28,900	—	101,150
Edgar R. Giesinger, Jr.	72,250	28,900	—	101,150

(1)

Represents 2,000 restricted stock units granted to each director on February 6, 2019. The units vest in four equal annual installments with the first installment vesting on the first anniversary date of the date of grant. Restricted stock units represent a contingent right to receive one share of common stock upon vesting. As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. A discussion of the assumptions used to value the restricted stock awards is contained in the notes to the Company’s financial statements.

(2)

All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending Board and committee meetings, however no director was reimbursed more than $10,000 in other compensation during the fiscal year ended September 30, 2019.

For the fiscal year ended September 30, 2019, each non-employee director received $72,250 per year in cash, paid in four equal quarterly installments. In November 2018, the Board reinstated the additional $15,000 per year to the Chairman of the Board and approved additional fees of $12,000 per year to the Lead Independent Director and each committee chairperson. The additional fees are paid in cash, in four equal quarterly installments, effective January 1, 2019. All additional fees paid to directors were eliminated in December 2017 in keeping with the Company’s cash cost reduction efforts.

The following table indicates the aggregate number of shares of common stock subject to outstanding unvested stock awards that each non-employee director held as of September 30, 2019:

Name	Stock Awards #
Gary D. Owens	4,300
Charles H. Still	4,300
William H. Moody	4,300
Richard F. Miles	4,300
Tina M. Langtry	4,300
Thomas L. Davis, Ph.D.	4,300
Edgar R. Giesinger, Jr.	4,550

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

PROPOSAL II : RATIFICATION OF APPOINTMENT OF AUDITORS

For the fiscal years ended September 30, 2018 and 2019, the Company retained RSM US LLP (“RSM”), independent public accountants, to provide audit services to the Company and, in consideration of such services, paid to RSM the amounts specified under the heading “Independent Public Accountants” in this proxy statement.

For the fiscal years ended September 30, 2016 and 2017 the Company had retained BDO USA, LLP (“BDO”), independent public accountants, to provide audit services to the Company.

On February 27, 2018, the Company dismissed BDO as its independent registered accounting firm and retained RSM as its independent registered public accounting firm for and with respect to the fiscal year ended September 30, 2018. Such dismissal of BDO as the Company’s independent registered accounting firm and appointment of RSM as its independent registered public accounting firm was approved by both the audit committee and the Board

The report of BDO on the Company’s financial statements as of and for the fiscal years ended September 30, 2016 (as restated) and 2017 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of BDO on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2017 and 2016 contained an adverse opinion on our internal control over financial reporting due to a material weakness regarding its failure to design and maintain controls over the classification of inventory, which resulted in a restatement of financial statements for the fiscal year ended September 30, 2016.

During the Company’s fiscal years ended September 30, 2017 and 2016 and through February 27, 2018, there were: (i) no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness reported in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 related to the Company’s lack of adequate controls concerning the classification of current assets with respect to inventories. The audit committee discussed the subject matter of the foregoing material weakness with BDO, and the Company authorized BDO to respond fully to any inquiries concerning such matters made by RSM.

During the Company’s fiscal years ended September 30, 2017 and 2016 and through the date of the Company’s engagement of RSM, neither the Company nor anyone on behalf of the Company consulted with RSM regarding (i) the application of accounting principles to a specific completed or proposed transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice was provided by RSM that was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

The audit committee appointed RSM to audit the Company’s consolidated financial statements for the year ended September 30, 2019, and such appointment was approved by the Board.

The Company previously provided BDO with a copy of the foregoing disclosures and requested that BDO furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements in the above paragraphs. A copy of BDO’s letter was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2018.

The audit committee of the Board of Directors has appointed RSM to audit our consolidated financial statements for the year ending September 30, 2020, and such appointment has been approved by the Board of Directors.

In the event the appointment of RSM is not ratified, the audit committee will consider the appointment of other independent auditors. A representative of RSM is expected to be present at the annual meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The Board recommends voting “FOR” this proposal.

Audit Committee Report

The Audit Committee of the Board of Directors of the Company, which operates under a written charter adopted by the entire Board, serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations and the Company’s standards of business conduct. The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, RSM US LLP (“RSM”), is responsible for expressing opinions on the conformity of the Company’s financial statements to generally accepted accounting principles in the United States and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In this context, the Audit Committee hereby reports as follows:

1) The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended September 30, 2019 with management and RSM.

2) The Audit Committee has discussed with RSM the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3) The Audit Committee has received and reviewed the written disclosures and the letter from RSM required by the applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence, and has discussed with RSM their independence.

4) Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the Securities and Exchange Commission independence rules and the listing standards of the NASDAQ market exchange.

Thomas L. Davis, Ph.D.
Edgar R. Giesinger, Jr.
William H. Moody
Charles H. Still

Independent Public Accountants

RSM served as the Company’s principal independent public accountants for fiscal years 2019 and 2018. A representative of RSM is expected to attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by RSM for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $410,000 and $390,000, respectively, for fiscal years 2019 and 2018.

The Company uses firms other than RSM for certain of its statutory audit-related services for its international subsidiaries.

Audit-Related Fees

There were no fees billed by RSM for audit-related services for fiscal years 2019 and 2018.

Tax Fees

The Company used a firm other than RSM for its tax services for fiscal years 2019 and 2018.

All Other Fees

There were no fees billed by RSM for other services not disclosed above for fiscal years 2019 and 2018.

Compatibility of Certain Fees with Independent Accountants’ Independence

The audit committee has adopted pre-approval policies and procedures pursuant to which the engagement of the Company’s independent accountant is approved. Such procedures govern the ways in which the audit committee will pre-approve audit and various categories of non-audit services that the independent accountant provides to the Company and its subsidiaries. In accordance with this policy, the audit committee had given its approval for the provision of audit services by RSM for the fiscal year ended September 30, 2019. Services which have not received pre-approval must receive specific approval of the audit committee. The audit committee is informed of each such engagement in a timely manner, and such procedures do not include delegation of the audit committee’s responsibilities to management. The audit contract that was entered into in fiscal year 2019 was pre-approved by the audit committee.

PROPOSAL III : ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act, at the meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

The Company believes that its compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of its stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation the Company pays its named executive officers through voting for or against the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2020 proxy statement pursuant to Item 402 of Regulation S-K, (which disclosure includes the Overview of Company Compensation, the Summary Compensation Table and the other executive compensation tables and related discussion).”

The Company and the compensation committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Overview of Company Compensation” in this proxy statement. As always, the compensation committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Overview of Company Compensation” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. Additionally, your advisory vote will not be construed (i) as overruling a decision by the Company or the Board, (ii) to create or imply any change to the fiduciary duties of the Company or the Board, (iii) to create or imply any additional fiduciary duties for the Company or the Board, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board recommends voting “FOR” this proposal.

Smaller Reporting Company

Because the Company qualifies as a “smaller reporting company” under the SEC rules, the Company has elected to prepare this proxy statement and other annual and periodic reports as a “Smaller Reporting Company” pursuant to the rules of the SEC. Under the scaled disclosure obligations, the Company is not required to provide, among other things, Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation.

Executive Officers and Compensation

The Company considers the following individuals to be its only executive officers, and there are no other individuals who are head of principal business units, divisions or functions or who perform policy making functions other than the individuals identified below. Information regarding such named executive officers follows:

Name	Age	Position
Walter R. Wheeler	66	President and Chief Executive Officer
Michael J. Sheen	71	Senior Vice President and Chief Technical Officer
Robert L. Curda	46	Vice President and Chief Financial Officer
Robbin B. Adams	62	Executive Vice President and Chief Project Engineer

Robert L. Curda was appointed as the Company’s Vice President and Chief Financial Officer on January 1, 2020 upon the retirement and resignation of Thomas T. McEntire. Mr. Curda has previously served as the Company’s Operational Controller since 2005. Prior to 2005, Mr. Curda worked for 8 years in various accounting and finance roles at National Oilwell (now known as National Oilwell Varco). Mr. Curda has been a licensed certified public account in the State of Texas since 1999.

Robbin B. Adams became the Company’s Executive Vice President and Chief Project Engineer in 2012. Mr. Adams has been a design engineer with the Company since 1997. Prior to 1997, Mr. Adams worked for 16 years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.).

Mr. Wheeler’s and Mr. Sheen’s background is described above under “Background of Nominees and Continuing Directors.”

Overview of Company Executive Compensation Program

Objectives of Compensation Programs

The Company’s executive compensation program is designed to attract, motivate and retain highly talented and experienced management personnel and drive organizational performance that is in the best interest of our stockholders in the long-term. The Company uses traditional compensation elements of base salary, annual performance bonuses and long-term incentive stock-based awards.

Executive officers generally receive the same benefits as other employees. Any differences are typically due to position, seniority, or local requirements. Consistent with this philosophy, executive officers receive minimal perquisites. The Company’s named executive officers have entered into employment agreements with the Company, which, under certain circumstances, provide them with certain severance benefits upon their terminations of employment. See “Potential Payments upon Termination or Change-in-Control” below for more information on these benefits. The Company’s compensation policies are designed to enhance financial performance and stockholder value by aligning the financial interests of the executive officers and employees with those of its stockholders.

What the Company’s Compensation is Designed to Reward

The Company’s compensation program is designed to reward teamwork and each individual’s contribution to the Company, including the impact of such contribution on the Company’s overall financial performance, as well as to produce positive long-term results for its stockholders and employees.

Administration

The compensation committee is composed of four independent members of the Board. No compensation committee member participates in any of the Company’s employee compensation programs. The Company’s non-employee directors are eligible to and do participate in its 2014 Long-Term Incentive Plan (the “2014 Plan”). The compensation committee (i) sets and recommends annual compensation, including equity awards, for the Company’s named executive officers to the full Board for approval, (ii) reviews and approves the overall compensation policy, philosophy and strategy for all other employees, and (iii) reviews and approves awards under equity incentive plans and the non-equity incentive program to all employees as recommended to the compensation committee by management.

Since 2015, the compensation committee has retained Frederic W. Cook & Co, Inc., an independent compensation consultant (the “Compensation Consultant”), each year to advise the Company on its performance-based equity grants at the beginning of the fiscal year, including fiscal year 2019. The Compensation Consultant performs an evaluation of the Company’s compensation program concerning future performance-based equity grants and how to balance those grants with base salary and cash bonus compensation.

At the 2019 Annual Meeting of Stockholders, the stockholders approved, by a non-binding, advisory resolution, the compensation of the Company’s named executive officers. The compensation committee considered this resolution of the stockholders in its review of executive compensation in fiscal year 2019 and determined that the stockholders supported the compensation packages awarded to the Company’s named executive officers and the objectives and policies by which those packages were determined. Pursuant to a resolution adopted by the stockholders at the 2017 Annual Meeting of Stockholders, the stockholders will have an opportunity to approve or withhold approval of executive compensation by a non-binding advisory resolution on an annual basis at each annual meeting of stockholders.

Elements of Compensation

General

The primary elements of the executive compensation program consist of (1) base salary, (2) annual cash bonuses pursuant to a non-equity, incentive annual bonus program, and (3) long term incentives in the form of equity-based compensation awards. Equity-based compensation awards have historically included nonqualified stock options and restricted stock awards. Each executive officer’s current and prior compensation is considered in setting future compensation and, while consideration is given to the vesting and value of previously granted equity-based compensation awards, the total compensation package is not regularly adjusted for such values. In addition, the Company focuses on the relative roles of the executive officers throughout the organization when determining compensation.

The Company chooses to pay each element of compensation to reward executives through various means. The base salary and employee benefits compensate executives for their daily efforts as management of the Company. The annual cash bonus program, described in more detail below, encourages executives to not only meet goals for the Company, measured in terms of consolidated pretax profits (before bonus), but also encourages other employees to meet goals as well. The equity-based compensation awards provide a long-term incentive to executives and other key employees to improve the performance of the Company as viewed by the market as reflected in the market price for the Company’s common stock.

An executive officer’s annual base salary and annual cash bonus do not fluctuate as a result of increases or decreases in the market value of equity-based compensation awards. For example, if the stock price has grown significantly, resulting in large potential gains on vested stock awards, an executive officer’s base salary or bonus potential is not adjusted for that reason. However, the compensation committee may consider those gains in awarding additional equity-based compensation. Similarly, the compensation committee would not consider a large cash bonus award under the Company’s annual bonus program or the Executive Officer Annual Bonus Plan to be a reason to reduce the equity-based compensation awards or annual base salary received by the executive in the following fiscal year. The Company views each compensation element as a different means of encouraging and promoting performance. These compensation elements are designed to work in tandem.

The compensation committee considers the base salary levels supplemented by bonus awards and equity compensation in evaluating the total executive compensation package. The executive officers are encouraged to earn their bonus and equity compensation in order to realize the full value of their compensation package. The Company intends that the attainment of the performance goals established by the compensation committee will benefit its stockholders.

The compensation committee does not believe that there is another public company that is a direct peer to the Company in the seismic industry. The Company is a manufacturer of seismic products and does not provide traditional seismic services or maintain a seismic data library like other similar companies. One of the Company’s most direct competitors is a subsidiary of a much larger company, and there is no access to compensation information of that subsidiary. The compensation committee from time to time does review publicly available information on other seismic industry and other energy industry participants to help understand the marketplace in which the Company competes. The Compensation Consultant assists the committee in gathering executive compensation information from a broad group of energy industry companies. The compensation committee strives to maintain a reasonable compensation package for each executive officer and uses this information to retain such officer and provide incentives for such officer to continue to improve the Company’s performance in the future.

The conclusion of the compensation committee after its most recent examination of the publicly available executive compensation of energy industry companies was that the Company’s total compensation of each of its executive officers, particularly their base salaries, were typically lower than the compensation of executive officers in other energy industry companies, adjusting for various factors such as size, location and seniority of the executive officer. The Company places a high priority on the retention of its key employees, particularly its executive officers. The Board of the Company believes that these executive officers have made significant contributions to the growth and development of the Company and have developed a synergy among themselves that fosters progress and support. The Board believes that a loss of any one of these executive officers could have a significant adverse impact on the Company. Based upon these considerations, the compensation committee designed compensation packages for the Company’s executive officers.

Relative Size of Major Compensation Elements

The combination of base salary, annual cash incentive awards and equity incentive awards comprise total direct compensation. In setting named executive officer compensation, the compensation committee considers the aggregate compensation payable to the executive officer and the form of the compensation. The compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives.

Generally, the compensation committee targets overall compensation packages for the Company’s executive officers that are competitive with the total value received by executive officers at other energy companies. Due to the nature of the Company’s business and the compensation committee’s use of performance based stock options, performance based restricted stock unit awards, and a performance based annual cash bonus plan, it is possible for its executive officers to receive above target compensation when the Company’s stock price increases and total shareholder return and financial performance hurdles are met. Conversely, in years when the Company’s stock price remains unchanged or total shareholder return and financial performance hurdles are not met, its executive officers will receive minimal financial compensation, if any, in addition to their base salaries. The compensation committee attempts to maintain annual base salary ranges that are intended to be reasonably competitive with salaries at other energy industry companies, therefore improving the likelihood of retaining the executive officers that we believe are crucial to the long-term success of the Company. The majority of target compensation is in the form of “at-risk” performance-based compensation that is linked to the Company’s financial and share price performance. The compensation committee believes that this blend strikes an appropriate balance between effectively retaining key employees and aligning the interests of our executives with those of our stockholders.

Chief Executive Officer

In fiscal year 2018, in keeping with the Company’s cash cost reduction efforts, Mr. Wheeler’s base salary was reduced 10% to $270,000 from fiscal year 2017 levels. In connection with the review described above, Mr. Wheeler was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2018. Mr. Wheeler’s overall compensation package for fiscal year 2018 had a value of $571,184.

In fiscal year 2019, Mr. Wheeler’s base salary was reinstated to 2017 levels and was increased an additional 10% to $330,000. In connection with the review described above, Mr. Wheeler was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2019. Mr. Wheeler’s overall compensation package for fiscal year 2019 had a value of $551,660.

Chief Technical Officer

In fiscal year 2018, in keeping with the Company’s cash cost reduction efforts, Mr. Sheen’s base salary was reduced 10% to $270,000 from fiscal year 2017 levels. In connection with the review described above, Mr. Sheen was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2018. Mr. Sheen’s overall compensation package for fiscal year 2018 had a value of $570,602.

In fiscal year 2019, Mr. Sheen’s base salary was reinstated to 2017 level and was increased an additional 10% to $330,000. In connection with the review described above, Mr. Sheen was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2019. Mr. Sheen’s overall compensation package for fiscal year 2019 had a value of $550,123.

Chief Financial Officer

In fiscal year 2018, in keeping with the Company’s cash cost reduction efforts, Mr. McEntire’s base salary was reduced 10% to $247,500 from fiscal year 2017 levels. In connection with the review described above, Mr. McEntire was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2018. Mr. McEntire’s overall compensation package for fiscal year 2018 had a value of $520,756.

In fiscal year 2019, Mr. McEntire’s base salary was reinstated to 2017 levels and was increased an additional 10% to 302,500. In connection with the review described above, Mr. McEntire was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2019. Mr. McEntire’s overall compensation package for fiscal year 2019 had a value of $503,560.

Mr. McEntire retired and resigned from the Company effective on December 31, 2019. Mr. Curda was appointed in his place as the Vice President and Chief Financial Officer of the Company effective on January 1, 2020.

Base Annual Salaries

The base annual salaries of the Company’s named executive officers were as follows:

	Fiscal Year Ended September 30, 2019 (1)	Effective December 1, 2019 (2)
Mr. Wheeler, President and Chief Executive Officer	$330,000	$350,000
Mr. Sheen, Senior Vice President and Chief Technical Officer	$330,000	$315,000
Mr. McEntire, Vice President, Chief Financial Officer and Secretary	$302,500	$302,500

(1)	In fiscal year 2019, the compensation committee reinstated the annual base salaries to 2017 levels and approved an additional 10% increase.
(2)	Effective December 1, 2019, annual base salaries were adjusted to the amounts reflected above.

Annual Performance Bonuses

For fiscal year 2019, the Board adopted comprehensive company-wide bonus compensation criteria (the “2019 Bonus Criteria”) for all employees. The 2019 Bonus Criteria, which follows the same principles, goals and criteria as in the bonus program and criteria previously established for prior fiscal years, set forth various targets and criteria for the Company’s operating performance and established a cash bonus, assessed on an individual basis, for employees of the Company. The financial targets were designed to provide incentives for the employees to work as a team to improve the Company’s financial results.

Under the 2019 Bonus Criteria, every employee of the Company is eligible to participate in Tier I of the bonus plan, except for employees in the Russian Federation who participate in a local plan. Under Tier I, employees share proportionally in the Company’s profits based on each employee’s relative payroll. The Tier I bonus pool is established by accruing approximately 19% of consolidated pretax profits (before bonus) above a specified range. Various management teams, including the executive officers, and selected key employees are eligible to participate in Tier II of the 2019 Bonus Criteria, which applies after Tier I is fully funded. The Tier II bonus pool is established by accruing approximately 19% of consolidated pretax profits (before bonus) within a specified range above Tier I. Under Tier II, certain participants share in the bonus pool depending on the satisfaction of predefined goals by their respective working groups. None of the named executive officers were required to satisfy individual predefined goals under the 2019 Bonus Criteria. Tier I bonuses are paid if the Company reaches a predetermined pretax profit (before bonus) level. Tier II is based on attaining a predetermined consolidated pretax profits (before bonus) level as well as, in most cases (but not in the case of named executive officers), specific performance criteria of the group eligible for the bonus. The predetermined pretax profits (before bonus) levels as well as the specific performance criteria are re-evaluated annually. The groups eligible for Tier II bonuses in one year are not necessarily eligible the following year. The eligible groups are selected based on management’s goals for improvement across the Company.

The Company’s named executive officers were not required to achieve individual performance targets in order to earn their respective annual cash incentive payments under the 2019 Bonus Criteria. However, the consolidated pretax profits (before bonus) of the Company must reach a predetermined threshold before Tier I or Tier II bonus payments will be made. The difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While each of Messrs. Wheeler and Sheen and McEntire had the ability to influence the Company’s financial performance, none of them can ensure that the Company’s performance will rise to the level of satisfying the Tier I or Tier II thresholds. During fiscal year 2019, no Tier I or Tier II bonuses were funded or paid.

Long-Term Stock-Based Compensation

The Company believes that long-term incentive compensation is an important component of its compensation program and that the value of this compensation should be directly related to increases in stockholder value. In addition to base salaries and annual performance bonuses, the executive officers have historically participated in the 1997 Key Employee Stock Option Plan, as amended, and its successor plan, the 2014 Plan, which allow the Company to grant long-term incentive compensation to its executive officers and directors in the form of stock options, restricted stock awards, restricted stock unit (“RSU”) awards, and other awards. RSU awards represent a contingent right to receive one share of Common Stock upon vesting.

Historically, equity incentive compensation awards were determined based on an individual’s annual compensation and his or her contribution to the Company. The compensation committee independently sets and recommends stock option grants, restricted stock awards, and RSU awards for the Company’s executive officers to the full Board for approval. Proposals for stock option, restricted stock awards, and RSU awards to non-executives is presented by the President and Chief Executive Officer and approved by the Board upon the recommendation of the compensation committee. Mr. Wheeler and Mr. Sheen abstain from voting with respect to their own compensation and grants of equity awards.

As discussed above under “Administration”, the compensation committee hired the Compensation Consultant to assist in reviewing the Company’s prior equity grants to the Company’s senior executive officers and to make recommendations regarding future equity grants. In connection with this review, on November 26, 2018, at the recommendation of the compensation committee, the Board adopted a new restricted stock unit award agreement (“Restricted Stock Unit Award Agreement”) for RSU awards to its senior executive officers and key non-executives. Under the Restricted Stock Award Agreement, awards of RSUs may include service-based vesting and performance goal based vesting provisions. Additional details can be found in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 26, 2018.

On November 27, 2018, the Company granted the following RSU awards, with Mr. Wheeler and Mr. Sheen each receiving 10,400 RSU awards with service-based vesting provisions and 10,400 RSU awards with both service-based and performance-based vesting provisions; and Mr. McEntire receiving 9,450 RSU awards with service-based vesting provisions and 9,450 RSU awards with both service-based and performance-based vesting provisions. The vesting of the performance-based RSU awards were conditioned on the achievement of consolidated revenue growth thresholds for fiscal year 2019. No restricted stock awards or stock options were awarded in fiscal year 2019.

On November 21, 2019, based on the Company’s total revenue for fiscal year 2019, the compensation committee determined that the performance-based provision were met on 3,981 RSU awards granted to each of Mr. Wheeler and Mr. Sheen and on 3,617 RSU awards granted to Mr. McEntire. These RSU awards vest in four equal installments on November 21, 2019, November 27, 2020, 2021 and 2022. The remaining performance-based RSU awards granted on November 27, 2018 to Mr. Wheeler, Mr. Sheen and Mr. McEntire were forfeited.

The Board and the compensation committee intend to make annual grants of RSU awards to the Company’s senior executive officers which may include service-based vesting and performance based vesting provisions to be determined by the compensation committee each year. The compensation committee will review the long-term incentive program each year to ensure that the key elements of the program continue to meet the objectives described above.

Benefits

The Company offers a variety of health and welfare and retirement programs to all eligible employees. Executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-

based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The Company’s health and welfare programs include medical, wellness, pharmacy, dental, life insurance and accidental death and disability. Each employee receives life insurance equal to the employee’s annual salary with a maximum payout of $100,000 and accidental death and dismemberment coverage.

The Company maintains a defined contribution retirement plan that is intended to qualify under Section 401(k) of the Code. The plan covers all full-time employees who meet age and service requirements. The plan provides for pre-tax, elective employee contributions with a matching contribution from us ranging from 50% to 100% of employee contributions, up to a maximum of 3.5% of the employee’s annual salary.

The Company offers vacation time determined by years of service. As of September 30, 2019, Mr. Sheen had accrued 258 hours of vacation; Mr. McEntire had accrued 62 hours of vacation; and Mr. Wheeler had accrued 290 hours of vacation. Employees, including executive officers, may roll over up to 160 hours of unused vacation time to subsequent years.

Perquisites

As described above, the Company maintains life insurance policies on each named executive officer for the benefit of such executive’s family members. The maximum payout under each of these policies is $100,000. The Company also maintains key man life insurance policies on each executive officer exclusively for its benefit. Additionally, the Company provides promotional shirts, hats and Company logo golf balls to employees for use at Company-sponsored events and exhibitions. The Company may, during years when the Company is meeting its financial goals, reimburse the executive officers for the travel expenses of each executive’s spouse to attend certain annual geophysical conferences in North America and Europe.

Impact of Accounting and Tax Treatment

A standard issued by the Financial Accounting Standards Board requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The equity awards the Company grants are structured to comply with the requirements of the standard to maintain the appropriate equity accounting treatment.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1,000,000 for any fiscal year to the corporation’s chief executive officer, chief financial officer and three other most highly compensated executive officers as of the end of any fiscal year (and certain former executive officers). As a result, we generally expect that compensation paid to our applicable named executives in excess of $1 million will not be deductible.

Section 409A of the Code, as amended (“Section 409A”), provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. The Company intends to structure any deferred compensation items to be in compliance with or exempt from Section 409A.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for services rendered during the fiscal years ended September 30, 2019 and 2018, respectively, to each of the Company’s named executive officers:

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)		All Other Compensation ($) (3)	Total ($)
Walter R. Wheeler, President and Chief Executive Officer	2019 2018	321,945 274,615	262,942 287,490	(2)	11,555 9,079	596,442 571,184

Michael J. Sheen Senior Vice President and Chief Technical Officer	2019 2018	321,945 274,615	262,942 287,490	(2)	11,018 8,497	595,905 570,602

Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary	2019 2018	295,116 251,731	238,928 261,072	(2)	10,218 7,953	544,262 520,756

(1)

As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. A discussion of the assumptions used to value the restricted stock and restricted stock units are contained in the notes to the Company’s financial statements under Note 16 “Stockholders’ Equity”.

(2)

Includes restricted stock units with service-based only vesting provisions and restricted stock units with both service-based and performance-based vesting provisions. The value reported with respect to units with both service-based and performance-based vesting provisions is based on probable outcome. The value at grant date, assuming the achievement of the highest level of performance conditions, was $315,536 for Mr. Wheeler and Mr. Sheen and $286,713 for Mr. McEntire.

(3)	Represents compensation related to participation in Company 401(k) retirement matching program and group term life insurance.

Narrative Disclosure to Summary Compensation Table

Each of Messrs. Wheeler and Sheen and McEntire have entered into employment agreements with the Company which automatically renew each January 1 for an additional two years unless the Company provides notification no fewer than 30 days prior to such January 1 date that it will not be extending the agreement. Mr. McEntire has however retired and resigned from the Company with effect from December 31, 2019. Pursuant to the employment agreements, each named executive officer may be entitled to severance benefits upon termination as discussed in the “Potential Payments upon Termination or Change-in-Control” section below.

Equity Compensation Plan Information

The following table summarizes information with respect to the Company’s equity compensation plans under which its equity securities are authorized for issuance as of September 30, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
	(In shares)	(In dollars per share)		(In shares)
Equity compensation plans approved by security holders (1)	302,890	$19.15	(2)	477,015
Equity compensation plans not approved by security holders	—	—		—

Total	302,890	$19.15	(2)	477,015

(1)

The number of securities shown in column (c) represents number of securities remaining available for issuance under the Company’s 2014 Plan, which was approved by the Board and shareholders in February 2014. The 2014 Plan allows for the issuance of restricted stock awards, performance stock awards, performance stock unit awards, restricted stock unit awards (the foregoing, “Full Value Awards”), stock options and stock appreciation rights. For purposes of calculating the number of securities remaining under the 2014 Plan in column (c), Full Value Awards are counted as 1.5 shares for each share awarded. The number of securities shown in column (a) of the table above represents the 120,600 stock options and 137,290 restricted stock units outstanding under the 2014 Plan and 45,000 stock options outstanding under the 1997 Key Employee Stock Option Plan.

(2)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock unit awards.

Security Ownership of Certain Beneficial Owners and Management

The following table indicates the beneficial ownership as of December 16, 2019 of shares of Common Stock of each director and named executive officer, each person known to the Company to beneficially own more than 5% of the outstanding Common Stock and all directors and executive officers as a group, along with the percentage of outstanding Common Stock that such ownership represents. The Company based the information regarding beneficial ownership by third persons of more than 5% of its outstanding capital stock on a search of all Schedules 13D and 13G filed with the Securities and Exchange Commission with respect to the Common Stock and additional information received by the Company from NASDAQ. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

Beneficial Owner	Shares	Percentage (1)
BlackRock, Inc. (2)	1,885,563	13.80%
FMR LLC (3)	1,406,847	10.30%
Lemelson Capital Management (4)	1,124,362	8.23%
Disciplined Growth Investors, Inc. (5)	905,777	6.63%
The Vanguard Group, Inc. (6)	790,885	5.79%
Dimensional Fund Advisors LP (7)	785,050	5.75%
Nierenberg Investment Management Company, Inc. (8)	701,206	5.13%
Gary D. Owens (9)	225,924	1.65%
Walter R. Wheeler (10)	112,020	*
Thomas T. McEntire	65,367	*
Michael J. Sheen	46,595	*
Thomas L. Davis, Ph.D. (9)	23,254	*
William H. Moody (9)	14,094	*
Charles H. Still (9)	9,900	*
Richard F. Miles (9)	6,900	*
Tina M. Langtry (9)	5,275	*
Edgar R. Giesinger, Jr. (9)	4,900	*
Executive officers and directors as a group (11 people) (11)	548,419	4.01%

*	Less than one percent.
(1)	The percentage ownership is based on 13,661,489 outstanding shares of Common Stock as of December 16, 2019, as well as shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(2)

Schedule 13G Amendment No. 9 filed with the Securities and Exchange Commission on January 28, 2019, indicates that BlackRock, Inc. beneficially owns 1,360,955 shares and has sole voting power with respect to these shares. The address indicated on this form is 55 East 52nd Street, New York, NY 10022. Other information received from NASDAQ indicates that BlackRock Institutional Trust Company, N.A., an apparent affiliate BlackRock, Inc. owns the number of shares shown above.

(3)

Schedule 13G Amendment No. 4 filed with the Securities and Exchange Commission on February 13, 2019, indicates that FMR LLC beneficially owns 1,965,507 shares and has sole voting power with respect to 173,156 shares. The address indicated on this form is 245 Summer Street, Boston, MA 02210. Other information received from NASDAQ indicates that FMR LLC owns the number of shares shown above.

(4)

Schedule 13D Amendment No. 2 filed with the Securities and Exchange Commission on December 12, 2018, indicates that Lemelson Capital Management, LLC beneficially owns the number of shares shown above and has shared voting power with respect to these shares. The address indicated on this form is 225 Cedar Hill Street, Suite 200, Marlborough, MA 01752.

(5)	The number of shares owned is based on information received from NASDAQ. The address based on the information received is 150 South Fifth Street – 2250, Minneapolis, MN 55402.
(6)

Schedule 13G Amendment No. 1 filed with the Securities and Exchange Commission on February 11, 2019, indicates that The Vanguard Group, Inc. beneficially owns 758,888 shares and has sole voting and shared dispositive power with respect to 2,442 shares. The address indicated on this form is 100 Vanguard Blvd.,

Malvern, PA 19355. Other information received from NASDAQ indicates that The Vanguard Group, Inc. owns the number of shares shown above.
(7)

Schedule 13G filed with the Securities and Exchange Commission on February 8, 2019, indicates that Dimensional Fund Advisors LP beneficially owns 728,057 shares and has sole voting power with respect to 679,382 shares. The address indicated on this form is 6300 Bee Cave Road, Building One, Austin, TX 78746. Other information received from NASDAQ indicates that Dimensional Fund Advisors LP owns the number of shares show above.

(8)

Schedule 13G Amendment filed with the Securities and Exchange Commission on February 8, 2019, by D3 Family Fund, L.P., D3 Family Bulldog Fund, L.P., DIII Offshore Fund, L.P., Nierenberg Investment Management Company, Inc., Nierenberg Investment Management Offshore, Inc. and David Nierenberg, indicates that the group beneficially owns an aggregate of 701,206 shares. The Schedule 13G indicates that David Nierenberg and Nierenberg Investment Management Company, Inc. have shared voting power over these 701,206 shares. The address indicated on this form is 19605 N.E. 8th Street, Camas, WA 98607.

(9)	Includes 500 restricted stock units each exchangeable into one share of common stock within 60 day of December 16, 2019.
(10)	Includes vested unexercised options to purchase 20,000 shares.
(11)	Includes 3,500 restricted stock units each exchangeable into one share of common stock within 60 days of December 16, 2019 and vested unexercised options to purchase 33,000 shares.

Employee Equity Incentive Plans

In February 2014, the Board and stockholders approved the 2014 Plan, which replaced the 1997 Key Employee Stock Incentive Plan.

The 2014 Plan is administered by the compensation committee. Under the 2014 Plan, the compensation committee may grant incentive stock options, nonqualified stock options and restricted stock. The purchase price of shares subject to an incentive option granted under the 2014 Plan is determined by the compensation committee and may not be less than the greater of: (a) 100% of the fair market value of the shares of Common Stock on the date the option is granted or (b) the aggregate par value of the shares of Common Stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of Common Stock may be purchased under an incentive option shall be more than 100% of fair market value. In the case of any 10% stockholder, the price at which shares of Common Stock may be purchased under an incentive option shall not be less than 110% of the fair market value of the Common Stock on the date the incentive option is granted. The price at which shares of Common Stock may be purchased under a nonqualified option shall not be less than the greater of: (a) 100% of the fair market value of the shares of Common Stock on the date the option is granted or (b) the aggregate par value of the shares of Common Stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of Common Stock may be purchased under a nonqualified option shall be more than 100% of fair market value.

Options granted under the 2014 Plan must be exercised within ten years from the date of grant. In the case of a 10% stockholder, no incentive option shall be exercisable after the expiration of five years from the date the incentive option is granted.

Generally, awards granted under the 2014 Plan are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the 2014 Plan, if vested, terminate on the earlier of (i) the expiration date of the option or (ii) one day less than three months after the date the holder of the option terminates his or her employment with us for any reason other than the death, disability or the retirement of such holder. During such three-month period the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement.

At September 30, 2019, an aggregate of 477,015 shares of common stock were available for issuance under the 2014 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following tables summarize certain information regarding unexercised options, vested stock and equity incentive plan awards outstanding as of the end of the fiscal year ended September 30, 2019 for each of the named executive officers:

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Walter R. Wheeler	20,000	—		—	21.95	2/25/20
	—	18,400	(1)	—	14.87	11/18/25
	—	13,700	(2)	—	21.42	11/16/26

Michael J. Sheen	—	18,400	(1)	—	14.87	11/18/25
	—	13,700	(2)	—	21.42	11/16/26

Thomas T. McEntire	—	17,000	(1)	—	14.87	11/18/25
	—	12,500	(2)	—	21.42	11/16/26

(1)

Represents nonqualified stock options issued on November 18, 2015. The options vest upon the satisfaction of both: (a) performance based vesting hurdles: 33% of the award if the Company achieves a TSR of 69%, 67% of the award if the Company achieves a TSR of 139%, and 100% of the award if the Company achieves a TSR of 209%, in each case based on a stock price of $16.47; and (b) time vesting requirements of: 33% upon the first anniversary, 67% on the second anniversary, and 100% on the third anniversary. Both the performance and time based requirements must be met for vesting to occur. Installments are cumulative, so that any portion of the option that has vested remains exercisable until the earlier of the expiration date or the close of the period of exercisability based upon a termination of employment (as defined in the applicable award agreement). If the performance targets are not achieved during the five-year performance period, the options will be forfeited.

(2)

Represents nonqualified stock options issued on November 16, 2016. The options vest upon the satisfaction of both: (a) performance based vesting hurdles: 33% of the award if the Company achieves a TSR of 44%, 67% of the award if the Company achieves a TSR of 61%, and 100% of the award if the Company achieves a TSR of 80%, in each case based on a stock price of $19.20; and (b) time vesting requirements of: 33% upon the first anniversary, 67% on the second anniversary, and 100% on the third anniversary. Both the performance and time based requirements must be met for vesting to occur. Installments are cumulative, so that any portion of the option that has vested remains exercisable until the earlier of the expiration date or the close of the period of exercisability based upon a termination of employment (as defined in the applicable award agreement). If the performance targets are not achieved during the five-year performance period, the options will be forfeited.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#) (1)	Market Value of Shares of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Walter R. Wheeler	33,381	513,066	—	—
Michael J. Sheen	33,381	513,066	—	—
Thomas T. McEntire	30,367	466,741	—	—

(1)

Represents (i) restricted shares were granted on November 18, 2015, November 16, 2016 and November 16, 2017 which vest in four equal annual installments with the first installment vesting on the anniversary date of the date of grant and (ii) restricted stock units granted on November 27, 2018 which vest in four equal installments on each of November 21, 2019, November 27, 2020, November 27, 2021 and November 27, 2022. Restricted stock units represent a contingent right to receive one share of common stock upon vesting.

(2)	Represents the closing price of $15.37 per share of the Company’s stock on September 30, 2019.

Clawback Policy

The Company believes it is important to foster and maintain a culture that emphasizes integrity and accountability. For this reason, the Board adopted a clawback policy effective December 15, 2016. This policy applies to all current and former executive officers. The policy applies to equity grants awarded under the 2014 Plan, regardless of when such awards were granted, as well as annual bonuses and any other compensation earned or vested based on the attainment of a financial reporting measure.

In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, a person covered by this clawback policy will be required to reimburse or forfeit certain incentive compensation received. The amount to be reimbursed or forfeited will be the amount of the incentive compensation paid or awarded to the person based on the erroneous financial data exceeding the amount that would have been paid based on restated results, as determined by the Board. The Board will also determine the method for recouping such amounts, which may include: (1) requiring reimbursement of cash incentive compensation previously paid to the person, (2) seeking recovery of any gain realized on the vesting, sale or other disposition of any equity-based awards, (3) offsetting the recouped amount from any compensation otherwise owed by the Company to the person, (4) cancelling outstanding vested or unvested equity awards made to the person, and/or (5) taking any other remedial and recovery action permitted by law.

Potential Payments upon Termination or Change-in-Control

Pursuant to their employment agreements, as amended, each of Messrs. Wheeler and Sheen are entitled to receive the severance benefits described below upon termination of his employment unless the termination:

•	results from his death, disability or retirement;

•	is by the Company for Cause; or

•	is by the employee other than for Good Reason.

“Cause” is defined to mean the employee’s willful and continued failure to perform his duties after a demand for his performance of those duties or the employee’s willfully engaging in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the Company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

The severance benefits to which Messrs. Wheeler and Sheen would be entitled on termination would be an amount equal to the product of (a) his then-current annual salary plus the average of the bonus payments paid to the executive in respect of the three fiscal years preceding the fiscal year in which the termination occurs, multiplied by (b) two. The executive would also receive any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement. In the case of Mr. Sheen, a gross-up for any applicable “excess parachute payment” tax imposed by the Code would also be received.

These payments would be due in a lump sum on the tenth day following the date of termination. The amounts paid are based on the salary rate in effect at the time of termination, unless the employee is terminating employment for Good Reason due to a reduction in salary, in which case the salary rate shall be the rate in effect prior to such reduction.

So long as Messrs. Wheeler or Sheen are terminated without Cause, they are not required to perform any further agreement or action in order to receive these benefits. However, in connection with these employment agreements, each of them have agreed that he will not disclose or misappropriate any confidential information of the Company and that all intellectual property developed by them is the property of the Company.

Mr. McEntire was also entitled to receive similar severance benefits as detailed above pursuant to his employment agreement; however, Mr. McEntire has retired and resigned from the Company effective on December 31, 2019.

Code of Ethics

The Company has adopted a general code of business conduct that applies to all employees, and a supplemental code of ethics that applies to the Company’s Chief Executive Officer and senior financial officers. The general code of business conduct and supplemental code of ethics may be accessed electronically under the “About – Code of Business Conduct” section of the Company’s website at www.geospace.com.

Certain Relationships and Related Transactions

Transactions Involving Richard F. Miles

Mr. Miles was previously the chief executive officer and a member of the board of directors of Geokinetics Inc. (“Geokinetics”), a customer of the Company. On November 8, 2012, Mr. Miles retired from his positions with Geokinetics. Geokinetics subsequently filed for bankruptcy protection in May of 2013.

Communications with the Board

Any stockholder or other interested party wishing to send written communications to any one or more members of the Company’s Board may do so by sending them to the Company Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. All such communications will be forwarded to the intended recipient(s).

Proposals for Next Annual Meeting; Other Matters

Any appropriate proposals of holders of Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2021 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than September 8, 2020 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2021 outside the process of the Securities and Exchange Commission’s rule on stockholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2021 to be received by the Company no later than November 8, 2020, and to be received by the Company no earlier than October 9, 2020, subject to certain other requirements and deadlines outlined in the Company’s by-laws.

The cost of solicitation of proxies in the form of proxy accompanying this proxy statement will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the Company may solicit the return of proxies by telephone, electronically or in person.

Proxy - Geospace Technologies Corporation

This Proxy is solicited on behalf of the Board of Directors.

Proxy-Annual Meeting of Stockholders February 6, 2020

The undersigned holder of common stock of Geospace Technologies Corporation hereby appoints William H. Moody and Charles H. Still, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of Geospace Technologies Corporation to be held at 10:30 a.m. on the 6th of February 2020, at the Courtyard by Marriott Houston NW/290 Corridor, 6708 Gessner Road, Houston, Texas 77040, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the election of the director nominees named on the reverse side, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors, (ii) FOR the ratification of the appointment by the audit committee of the Board of Directors of RSM US LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2020, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States. In order for your vote to be submitted by proxy, you must (i) properly complete the Internet voting instructions or telephone voting instructions no later than 11:59 p.m. Houston time on February 5, 2020 or (ii) properly complete and return this proxy card at or prior to the Annual Meeting of Stockholders on February 6, 2020.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

(continued and to be signed on other side)

Geospace Technologies Corporation

[Name]

[Address]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas	☒

Annual Meeting Proxy Card

[A] Proposals – The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3.

1. Election of Directors

	For	Against	Abstain
A. Thomas L. Davis, Ph.D..	☐	☐	☐
B. Richard F. Miles	☐	☐	☐
C. Walter R. Wheeler	☐	☐	☐

The Board of Directors recommends a vote FOR the following matters:
	For	Against	Abstain
2. To ratify the appointment by the audit committee of the Board of Directors of RSM US LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2020.	☐	☐	☐

	For	Against	Abstain

3. To approve the following non-binding, advisory resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2020 proxy statement pursuant to Item 402 of Regulation S-K, (which disclosure includes the Overview of Company Compensation, the Summary Compensation Table and the other executive compensation tables and related discussion).”

	☐	☐	☐

[B] Non-voting items

Change of address – Please print your new address below	Comments – Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting	☐

[C] Authorized Signatures – Sign Here – This section must be completed for your vote to be counted.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)

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